PROSPECTUS

FILED PURSUANT TO RULE 424(b)(3)
FILE NO. 333-120092

AMERICAN ACCESS TECHNOLOGIES, INC.

563,836 Shares of Common Stock

This prospectus relates to the public offering or distribution, which is not being underwritten, of up to 563,836 shares of common stock, par value $0.001 per share, of American Access Technologies, Inc. by the selling stockholders described herein. The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders.

Our common stock is quoted on the Nasdaq SmallCap Market under the trading symbol “AATK.” On November 23, 2004, the last price for our common stock, as reported by the Nasdaq SmallCap Market, was $1.91.

The shares of common stock offered or sold under this prospectus involve a high degree of risk. You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the shares of common stock offered under this prospectus.

The shares of common stock may be sold through broker-dealers or in privately negotiated transactions in which commissions and other fees may be charged. These fees, if any, will be paid by the selling stockholders. American Access Technologies, Inc. has no agreement with a broker-dealer with respect to these shares and is unable to estimate the commissions that may be paid in any given transaction.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2004.

SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including the risks discussed under the caption “Risk Factors” and the information incorporated by reference from our periodic reports, for important information regarding our company and our common stock before making the decision to invest.

AMERICAN ACCESS TECHNOLOGIES, INC.

American Access Technologies, Inc. develops and manufactures patented zone cabling and wireless enclosures that mount in ceilings, walls, raised floors, and in custom furniture, to facilitate the routing of telecommunications network cabling, fiber optics and wireless solutions to the workspace environment. We believe that zone cabling is a superior approach for growing and open office configurations or wherever frequent moves, additions and changes of telecommunications services are a factor because “zone cabling” of the workspace reduces both labor and material costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow.

Our wholly-owned subsidiary, Omega Metals, Inc., is a precision sheet metal fabrication and assembly operation which manufactures our zone cabling and wireless products and also serves a diverse client base of over 300, including engineering, technology and electronics companies, mostly in the Southeast. Manufacturing services include precision stamping, bending, assembling, painting, powder coating and silk screening. Our Company operates from a 67,500 sq. ft. manufacturing facility situated on 8 1/2 acres of land that we own.

Our principal executive offices are located at 6670 Spring Lake Road, Keystone Heights, FL 32656 and our telephone number is (352) 473-6673.

RISK FACTORS

Our business is subject to a number of risks, some of which are discussed below. Other risks are presented elsewhere in this prospectus and in the information incorporated by reference into this prospectus. Before deciding to invest in our company or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus, our Annual Report on Form 10-KSB, our Quarterly Reports on 10-QSB; and in our other filings with the Commission, including any subsequent reports filed on Forms 10-KSB, 10-QSB and 8-K. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Related to our business.

We do not have a history of profitable operation and may not be profitable in the future.

We incurred net losses of approximately $842,000 in 2003, $967,000 in 2002, $1,441,000 in 2001 and $2,034,000 in 2000. For the nine months ended September 30, 2004, we incurred a net loss of approximately $685,000 compared to a net loss of approximately $890,000 in the same period in 2003. Our expenses are currently greater than our revenues. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins. We cannot assure you that we will achieve or maintain profitable operations in the future.

Economic weakness has affected adversely, and could continue to affect adversely, our revenue, gross margin and expenses.

Our revenue and gross margin depend significantly on general economic conditions and the demand for our products. Softened demand for our products and services caused by economic weakness and constrained telecommunications networking spending over the past several years has resulted, and may result in the future, in decreased revenue, gross margin, earnings or growth rates and problems with our ability to realize customer receivables. In addition, customer financial difficulties have resulted, and could in the future result, in increases in bad debt write-offs and additions to reserves in our receivables portfolio. We have also experienced, and may in the future experience, gross margin declines in our zone cabling and wireless products, due to the effect of our reduced pricing of such products to Chatsworth Products to reflect the marketing and sales activities they are responsible for under our agreement with them. Uncertainty about future economic conditions makes it difficult to forecast operating results and delays or reductions in telecommunications networking spending could have a material adverse effect on demand for our products and consequently our results of operations, prospects and stock price.

Telecommunications networking products are subject to rapid technological change and to compete, we must offer products that achieve market acceptance.

The telecommunications networking industry is characterized by rapid technological change, short product life cycles and evolving industry standards. To remain competitive, we must continue to improve our existing products and offer products for new technologies which may emerge.

Our Zone cabling enclosures are designed to facilitate zone cabling of workspace environments. We believe that Zone cabling is a superior approach for growing and open office configurations or wherever frequent moves, additions and changes of telecommunications services are a factor. We can offer no assurance, however, that Zone cabling will be widely adopted by the telecommunications industry. Furthermore, the recent growth of wireless networking may adversely affect the demand for our zone cabling products.

Sales of our Zone cabling products depend upon the decision of prospective end users to undertake a network cabling or wireless networking projects which incorporate our products. Such projects are affected by a variety of factors, including the following:

•	acceptance of the benefits of zone cabling over traditional home run cabling

•	general economic conditions

•	potential technological changes such as the growth of wireless networking in the office

For these and other reasons, the sales cycle associated with the purchase of our zone cabling and wireless products can be quite lengthy and is subject to a number of significant risks, including customers’ budgeting constraints and internal acceptance reviews that are beyond our control. Because of the lengthy sales cycle, our sales of such products are variable and can fluctuate substantially.

We depend significantly on a distributor of our zone cabling and wireless products.

Until May 2003, our zone cabling and wireless product revenues were derived from our sales to a limited number of direct customers, most of which were OEM customers and stocking distributors. In May 2003, we established Chatsworth Products, Inc. (“CPI”) as our exclusive distributor for all of our zone cabling and wireless products to customers other than OEM customers. Accordingly, we are dependent on the performance of CPI to maintain relationships with our existing customers, other than OEM customers, and establish new customers for our products. Our distribution agreement with CPI lasts until May 2008. If CPI is not successful in maintaining good relationships with our existing customers, other than OEM customers, and finding new customers for our products or experiences significant reduction, delay or cancellation of orders from any of these customers our operating results could be materially and adversely affected.

Our failure to adequately protect our proprietary rights could adversely affect our ability to compete effectively.

We rely on a combination of patents, trademarks, non-disclosure agreements, invention assignment agreements and other security measures in order to establish and protect our proprietary rights. We have been issued four U.S. patents, which are important to our current business. We can offer no assurance that patents will issue from any of these pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. In addition, we can offer no assurance that any patents issued to us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will adequately protect us. There can be no assurance that the measures we have taken or may take in the future will prevent misappropriation of our technology or that others will not independently develop similar products, design around our proprietary or patented technology or duplicate our products.

Decreased effectiveness of equity compensation could adversely affect our ability to attract and retain employees, and proposed changes in accounting for equity compensation could adversely affect earnings.

We have historically used stock options and other forms of equity-related compensation as key components of our employee compensation program in order to align employees’ interests with the interests of our stockholders, encourage employee retention, and provide competitive compensation packages. In recent periods, many of our employee stock options have had exercise prices in excess of our stock price, which could affect our ability to retain or attract present and prospective employees. In addition, the Financial Accounting Standards Board has proposed changes to generally accepted accounting principles that would require us to record a charge to earnings for employee stock option grants and other equity incentives. Moreover, applicable stock exchange listing standards relating to obtaining stockholder approval of equity compensation plans could make it more difficult or expensive for us to grant options to employees in the future, which may result in changes in our equity compensation strategy. These and other developments in the provision of equity compensation to employees could make it more difficult to attract, retain and motivate employees and result in additional expense.

Risks related to ownership of our common stock.

The exercise of our outstanding stock options could adversely affect our outstanding common stock.

Our stock option plans are an important component of our compensation program for our employees and directors. As of October 28, 2004, we have issued and outstanding options to purchase approximately 6,800,000 shares of common stock with exercise prices ranging from $0.56 to $10.00 per share. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future funding by the sale of equity. The exercise of such options will dilute the percentage ownership interest of our existing stockholders and may dilute the value of their ownership. The possible future sale of shares issuable on the exercise of outstanding options could adversely affect the prevailing market price for our common stock. Further, the holders of the outstanding rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

Future sales of shares may depress the price of our common stock.

This prospectus relates to the sale or distribution of up to 563,836 shares of common stock by the selling stockholders. We will not receive any proceeds from these sales and have prepared this prospectus in order to meet our contractual obligations to the selling stockholders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

If the price of our stock goes below $1.00 for 30 consecutive trading days, our stock could be delisted from the NASDAQ Stock Market.

Our stock is currently listed on the Nasdaq Small Cap Market. The Nasdaq Stock Market’s Marketplace Rules impose a minimum stock price of $1.00 per share for the continued listing of our stock. As of the date of this prospectus we are in compliance with all Nasdaq Stock Market listing requirements. If our stock price were to close below $1.00 for 30 consecutive trading days in the future we could be out of compliance and our stock would be subject to delisting if we did not achieve compliance within the 180 day cure period provided in the Nasdaq Marketplace Rules. If we are delisted our stock’s liquidity would suffer, and we would likely experience reduced investor interest. Such factors may result in a decrease in our stock’s trading price. Delisting also makes it more difficult for us to issue additional shares in connection with securing additional financing.

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “predict,” “continue,” “will” and “may” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements reflect the views of our management at the time they are made based on information currently available to management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in “Risk Factors” above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

The shares of common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from the sales of such shares. We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

In October 2004, we sold 407,136 shares of our common stock and warrants to purchase 150,000 shares of our common stock to investors in a private placement for $753,200. In connection with such transaction, we issued warrants to purchase 6,700 shares of our common stock to the registered broker dealer firm which acted as the placement agent in connection with the purchase of such shares and warrants by two of the investors. This prospectus covers resale by the selling stockholders of the 407,136 shares issued to the investors in the private placement, 150,000 shares of our common stock which are issuable upon exercise of the warrants to purchase common stock issued to the investors in the private placement and 6,700 shares of our common stock which are issuable upon exercise of the warrants issued to the broker dealer firm.

The following table sets forth the name of the selling stockholders, the number of shares of common stock known by us to be beneficially owned by the selling stockholders as of October 28, 2004 (based on the selling stockholders’ representations regarding his ownership) and the number of shares of common stock being registered for sale. The term “selling stockholders” includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. We are unable to determine the exact number of shares that will actually be sold because the selling stockholders may sell all or some of the shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the shares. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated.

Name of Selling Stockholders	Shares of Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Being Offered in the Offering	Shares of Common Stock Beneficially Owned After the Offering(1)
	Number	Percent		Number	Percent
Around the Clock Partners, LP (2)	650,000	8.9	186,000	464,000	6.4
Crescent International Ltd. (3)	186,000	2.5	186,000	-0-	-0-
Bluegrass Growth Fund, Ltd. (4)	92,568	1.3	92,568	-0-	-0-
Bluegrass Growth Fund, LP (5)	92,568	1.3	92,568	-0-	-0-
Jenkins Capital Management, LLC (6)	6,030	*	6,030	-0-	-0-
Dunwoody Brokerage Services, Inc. (7)	670	*	670	-0-	-0-

Total	1,027,836	14%	563,836	464,000	6.4%

*	less than 1%
(1)	Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock by the selling stockholders.
(2)	Includes 50,000 shares issuable on exercise of common stock purchase warrants. The general partner of Around the Clock Partners, LP is Around the Clock Trading and Capital Management, LLC. Wayne Anderson is the managing member of Around the Clock Trading and Capital Management, LLC and, accordingly, is the individual who exercises sole investment and voting power over the shares held by Around the Clock Partners, LP. The foregoing should not be construed in and of itself as an admission by any of Around the Clock Trading and Capital Management, LLC or Wayne Anderson as to beneficial ownership of the shares owned by Around the Clock Partners, LP. Shares beneficially owned does not include the following shares over which Wayne Anderson exercises voting control and investment discretion: 60,000 shares owned directly by Mr. Anderson, 60,000 shares held by Mr. Anderson as custodian for his minor children and 89,000 shares owned by Oogle Corp.
(3)	Includes 50,000 shares issuable on exercise of common stock purchase warrants. Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of the common stock held by Crescent International Ltd.
(4)	Includes 25,000 shares issuable on exercise of common stock purchase warrants. Mr. Brian Shatz is a director of Bluegrass Growth Fund, Ltd. and has delegated authority from the shareholders of Bluegrass Growth Fund, Ltd. with respect to the shares of common stock owned by Bluegrass Growth Fund, Ltd. Mr. Shatz may be deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund, Ltd. Mr. Shatz disclaims beneficial ownership of such shares of our common stock and has no legal right to maintain such delegated authority.
(5)	Includes 25,000 shares issuable on exercise of common stock purchase warrants. Bluegrass Growth Fund Partners, LLC is the general partner of Bluegrass Growth Fund, LP. By virtue of such relationship, Bluegrass Growth Fund Partners, LLC may be deemed to have voting and dispositive power over the shares owned by Bluegrass Growth Fund, LP. Bluegrass Growth Fund Partners, LLC disclaims beneficial ownership of such shares. Mr. Brian Shatz has delegated authority from the partners of Bluegrass Growth Fund Partners, LLC with respect to the shares of common stock owned by Bluegrass Growth Fund LP. Mr. Shatz may be deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund, LP. Mr. Shatz disclaims beneficial ownership of such shares of our common stock and has no legal right to maintain such delegated authority.
(6)	Represents shares issuable on exercise of common stock purchase warrants. This stockholder is an affiliate of Dunwoody Brokerage Services, Inc., a registered broker dealer. Such warrants were originally issued to Dunwoody Brokerage Services, Inc. as placement agent compensation. David Jenkins controls Jenkins Capital Management, LLC. and consequently has voting control and investment discretion over securities held by Jenkins Capital Management.
(7)	Represents shares issuable on exercise of common stock purchase warrants. Such warrants were issued to the stockholder as placement agent compensation. The stockholder is a registered broker dealer. Robert Hopkins controls Dunwoody Brokerage Services, Inc. and consequently has voting control and investment discretion over securities held by Dunwoody Brokerage Services, Inc.

The selling stockholders and their officers and directors have not held any positions or office or had any other material relationship with us or any of our affiliates within the past three years except as purchasers of our shares in the ordinary course of their investment business or as a registered broker dealer or an affiliate of a broker-dealer in connection with such stock purchase transactions. We are not a party to any agreement, arrangement, or understanding regarding the sale of any of these shares, other than agreements requiring us to file and seek the effectiveness of the registration statement on Form S-3, of which this prospectus forms a part, for the purpose of registering such shares for resale from time to time by the selling stockholders, and to prepare and file any amendments and supplements to the registration statement relating to these shares as may be necessary to keep the registration statement effective until such time as all of the shares covered by this prospectus have been sold or until all of such shares may be sold pursuant to an exemption from registration.

PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of American Access Technologies, Inc., a Florida corporation (the “Company”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Around the Clock Partners, LP, Crescent International Ltd, Bluegrass Growth Fund, Ltd and Bluegrass Growth Fund, LP and any broker dealers or agents that are involved in selling their shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each such Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Jenkins Capital Management, LLC and Dunwoody Brokerage Services, Inc. and any brokers, dealers or agents, upon effecting the sale of any of their shares offered in this prospectus, are deemed “underwriters” as that term is defined under the Securities Act or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them and such Selling Stockholders may be deemed to be underwriting commissions or discounts under the Securities Act. Each such Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will file a supplement to this Prospectus if any of the shares will be sold by a lonee, pledgee or successor of a Selling Stockholder.

LEGALITY OF SECURITIES

The validity under the Florida Business Corporation Act of the common stock to be sold by the selling stockholders has been passed on for us by Joel Bernstein, Miami, Florida.

EXPERTS

The consolidated financial statements of American Access Technologies, Inc. as of December 31, 2003 and 2002 and for the years then ended have been incorporated by reference herein in reliance upon the report of Rachlin Cohen & Holtz LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

To the extent that Rachlin Cohen & Holtz LLP audits and reports on financial statements of American Access Technologies, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference herein in reliance upon its report and said authority.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-3 with the SEC to register the sale of the shares of common stock offered by the selling stockholders under the Securities Act of 1933, as amended. This prospectus, which is a part of the registration statement, does not contain all of the information that is in the registration statement. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. Some contracts, agreements, or other documents are filed as exhibits to the registration statement or to a document incorporated by reference in this prospectus. In those cases, investors should refer to such exhibits for more complete descriptions.

We file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy, at prescribed rates, any materials we file with the SEC, including the registration statement and its exhibits and any documents incorporated by reference into this prospectus, at the SEC’s offices at: Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. For information on how to obtain such documents from the SEC, investors may telephone the SEC’s Public Reference Room at 1-800-SEC-0330.

The SEC Internet site at http://www.sec.gov contains materials that we file with the SEC in electronic version through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Our Internet site, http://www.aatk.com, also contains information about our company. Information on our website is not incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

We are allowed by the SEC to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to people by referring them to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. We have filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and are incorporating them by reference into this prospectus:

(1) Annual Report on Form 10-KSB for the year ended December 31, 2003;

(2) Quarterly reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

(3) Current reports on Form 8-K and 8-K/A filed January 22, 2004; March 18, 2004; April 5, 2004; May 6, 2004; June 7, 2004; July 12, 2004; August 4, 2004; September 2, 2004; October 6, 2004; October 7, 2004; October 10, 2004; and November 5, 2004; and

(4) The description of our common stock contained in the registration statement on Form 8-A, SEC File Number 000-24575, filed July 6, 1998.

We also incorporate all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering (except for information furnished rather than filed on Form 8-K). The information in these documents will update and supersede the information in this prospectus.

We will provide at no cost to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Investors should direct requests to Joseph F. McGuire, American Access Technologies, Inc., 6670 Spring Lake Road, Keystone Heights, FL 32656, telephone (352) 473-6673.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with any different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, offering to sell or soliciting an offer to buy securities in any jurisdiction where the offering, solicitation or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, and prospects may have changed since that date.

AMERICAN ACCESS TECHNOLOGIES, INC.

563,836 SHARES OF COMMON STOCK

PROSPECTUS

December 29, 2004